SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)*

                           Kellstrom Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    488035106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 26, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                          EB Investor (Jersey) Limited
                               No. 1 Seaton Place
                           St. Helier, Jersey JE4 8YJ
                                 Channel Islands
                                Attn: Ian Lambert
                        Telephone No.: 0044 1534 832 225

                  (Name & Address & Telephone Number of Person
                Authorized to Receive Notices and Communications)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 |_| Rule 13d-l(b)

                 |X| Rule 13d-l(c)

                 |_| Rule 13d-l(d)

------------
      * This Schedule 13G/A shall be the reporting person's final amendment representing the disposition of the reporting person's holdings in securities of the issuer.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section l8 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 488035106                    13G                           Page 2 of 5
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    EB Investor (Jersey) Limited
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Jersey, Channel Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 488035106                      13G/A                 Page 3 of 5 Pages


Item 1(a).    Name of Issuer:

              Kellstrom Industries, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              1100 International Parkway
              Sunrise, Florida 33323

Item 2(a).    Name of Person Filing:

              EB Investor (Jersey) Limited

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              EB Investor (Jersey) Limited
              No. 1 Seaton Place
              St. Helier, Jersey JE4 8YJ
              Channel Islands

Item 2(c).    Citizenship:

              Jersey, Channel Islands

Item 2(d).    Title of Class of Securities:

              Common Stock, par value $.001 per share

Item 2(e).    CUSIP Number:

              488035106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

      (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No. 488035106                      13G/A                 Page 4 of 5 Pages


      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership (As of June 26, 2000)

      (a)     Amount beneficially owned:

              0

      (b)     Percent of class:

              0%

      (c)     Number of shares as to which such person has:

              (i)    Sole power to vote or direct the vote

                     0

              (ii)   Shared power to vote or direct the vote

                     0

              (iii)  Sole power to dispose or to direct the disposition of

                     0

              (iv)   Shared power to dispose or to direct the disposition of

                     0

Item 5.       Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              Not applicable.

CUSIP No. 488035106                      13G/A                 Page 5 of 5 Pages


Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.      Certifications.

              "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 9, 2001
                                    -----------------------------------
                                          (Date)


                                    EB Investor (Jersey) Limited

                                    /s/ Werner Schubiger
                                    -----------------------------------
                                    Name: Werner Schubiger
                                    Title: Director


                                    EFG Reads Secretaries Limited
                                    its Secretary

                                    /s/ Ian Lambert
                                    -----------------------------------
                                    Name: Ian Lambert
                                    Title: Director

                                    /s/ Belinda Heath
                                    -----------------------------------
                                    Name: Belinda Heath
                                    Title: Manager